Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Reports 2014 Earnings and Announces 2015 Financial Guidance

HOUSTON — (February 18, 2015) - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) reports adjusted EBITDA for the three months ended December 31, 2014 and full year 2014 of $443.3 million and $1.55 billion, respectively.

2014 HIGHLIGHTS

•	Delivered 41 percent total shareholder return in 2014.

•	Announced cash distribution increases of 4.9 percent in 2014.

•	Closed on equity restructure with general partner to enhance Partnership’s prospective cost of capital.

•	Completed $1 billion drop down acquisition from our general partner, effective January 2, 2015.

•	Announced that Enbridge Inc. (NYSE: ENB) (“Enbridge”) is reviewing a potential U.S. restructuring plan to transfer its directly held U.S. liquids pipeline assets to Enbridge Partners.

•	Record Lakehead and North Dakota system deliveries: 20% increase over 2013.

•	Adjusted EBITDA for the fourth quarter of $443 million; full year adjusted EBITDA of $1.55 billion.

•	Placed $2.3 billion of liquids pipeline organic growth projects into service.

•	2015 financial guidance: adjusted EBITDA of $1.68 - $1.78 billion expected; distributable cash flow of $900 - $960 million expected.

“In 2014, the Partnership’s strong financial performance was supported by record deliveries on our Lakehead and North Dakota liquids pipeline systems, in addition to the meaningful cash flow contributions from the execution of our multi-billion dollar organic growth program. We expect deliveries on our liquids pipeline systems to remain strong in 2015 as we continue to progress our market access programs, providing our customers with expanded pipeline takeaway capacity from Western Canada and the Bakken formation to premium North American crude oil markets. With the backdrop of volatile commodity prices, the Partnership’s competitive transportation rates and resulting cash flows are predominantly underpinned by long term low-risk commercial structures, such as cost of service and take-or-pay, which largely mitigate the sensitivity to volume and commodity prices to our business’s distributable cash flow,” said Mark Maki, president for the Partnership.

“Looking forward, our organic growth program is proceeding well and we expect to place several projects into service during 2015 that will increase our cash flows. The Partnership recently closed on the previously announced $1 billion drop down acquisition of the remaining 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline from Enbridge. With full year contribution from the Eastern Access projects placed into service during 2014 and organic growth projects targeted to enter service this year, the Partnership anticipates earnings and distributable cash flow growth in 2015. This growth in distributable cash flow positions the Partnership to deliver annual distribution growth of 2 to 5 percent for 2015.”

“We are excited about the long term outlook for the Partnership. A key development in the fourth quarter was the announcement by Enbridge that it is reviewing a potential restructuring plan that would involve the transfer of its directly held U.S. liquids pipeline assets to the Partnership. While we expect this review to be concluded by mid-year, the potential drop down of Enbridge’s U.S. liquids pipelines systems would add substantial new sources of long-lived and growing cash flows to the Partnership’s already exceptional portfolio of liquids pipeline systems. The restructuring plan under consideration by Enbridge once again demonstrates the strategic alignment and support of our sponsor Enbridge, and its commitment to enhancing the value of the Partnership for all of our investors,” noted Maki.

The Partnership expects adjusted EBITDA for 2015 to increase approximately 12 percent, to between $1.68 billion and $1.78 billion, and expects distributable cash flow for 2015 to increase approximately 15 percent, to be between $900 million to $960 million.

The Partnership’s key financial results for the three and twelve months ended December 31, 2014, compared to the same periods in 2013, were as follows:

	Three months ended December 31,		Twelve months ended December 31,
(Unaudited; dollars in millions, except per unit amounts)	2014	2013	2014	2013
Net income(1)	$214.1	$(16.8)	$371.8	$4.7
Net income (loss) per unit	0.51	(0.15)	0.67	(0.39)

Adjusted EBITDA(2)	443.3	303.3	1,551.0	1,143.4
Adjusted net income(1)	132.5	73.1	460.3	304.5
Adjusted net income per unit	0.27	0.12	0.93	0.54

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three and twelve month periods ended December 31, 2014, as reported above, eliminates the effect of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; (b) non-cash, mark-to-market net gains and losses and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $132.5 million for the fourth quarter of 2014 was $59.4 million higher than the same period from the prior year. Higher earnings were primarily attributable to higher transportation rates, higher deliveries and contributions from pipeline expansion projects entering service in our liquids pipeline segment.

During the fourth quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent through June 30, 2015. The Partnership may defer payment of those accrued amounts until the earlier of May 8, 2018 or the date on which the Partnership redeems the preferred units.

COMPARATIVE EARNINGS STATEMENT

	Three months ended December 31,		Twelve months ended December 31,
(Unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Operating revenue	$2,071.7	$1,962.0	$7,964.7	$7,117.1
Operating expenses:
Commodity costs	1,159.2	1,384.5	5,145.9	4,948.9
Environmental costs, net of recoveries	4.0	89.4	97.3	273.7
Operating and administrative	273.1	240.4	950.0	918.4
Power	62.5	41.9	226.6	147.7
Depreciation and amortization	122.2	100.4	458.2	388.0

Operating income	450.7	105.4	1,086.7	440.4
Interest expense	109.0	94.0	403.2	320.4
Allowance for equity used during construction	9.4	17.9	57.2	43.1
Other income	6.7	15.0	8.9	16.0

Income before income tax expense	357.8	44.3	749.6	179.1
Income tax expense	3.5	1.2	9.6	18.7

Net income	354.3	43.1	740.0	160.4
Less: Net income attributable to:
Noncontrolling interest	113.9	34.0	263.3	88.3
Series 1 preferred unit distributions	22.5	22.4	90.0	58.2
Accretion of discount on Series 1 preferred units	3.8	3.5	14.9	9.2

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$214.1	$(16.8)	$371.8	$4.7
Less: Allocations to general partner	45.2	32.1	153.4	127.4

Net income (loss) allocable to common units and i-units	$168.9	$(48.9)	$218.4	$(122.7)
Weighted average common units and i-units (basic)	329.8	325.2	328.2	316.2

Net income (loss) per common unit and i-unit (basic)	$0.51	$(0.15)	$0.67	$(0.39)

Weighted average common units and i-units (diluted)	329.8	325.2	328.2	316.2

Net income (loss) per common unit and i-unit (diluted)	$0.51	$(0.15)	$0.67	$(0.39)

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and twelve month periods ended December 31, 2014 with the same periods of 2013. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

	Three months ended		Twelve months ended
Adjusted Operating Income	December 31,		December 31,
(Unaudited; dollars in millions)	2014	2013	2014	2013
Liquids	$306.4	$185.8	$1,012.1	$658.2
Natural Gas	5.1	4.4	15.2	63.7
Corporate	(3.7)	(2.2)	(10.6)	(7.6)

Adjusted operating income	$307.8	$188.0	$1,016.7	$714.3

Liquids – Fourth quarter adjusted operating income for the Liquids segment increased $120.6 million to $306.4 million from $185.8 million for the comparable period in 2013. Higher revenues in the fourth quarter were attributable to an increase in transportation rates and higher deliveries on all our liquids pipeline systems. Total liquids system deliveries increased approximately 20 percent over the same period from the prior year due to crude oil supply growth in western Canada and the Bakken Formation, along with Enbridge and the Partnership’s pipeline expansion projects entering service. The Partnership completed a large component of its Eastern Access Program, specifically the Line 6B Replacement project from Griffith, Indiana to the International Border, in two phases in 2014. The 160-mile segment of the Line 6B Replacement project from Griffith, Indiana to Stockbridge, Michigan entered service May 1, 2014, and the remaining 50-mile segment of the Line 6B Replacement to the International Border, which entered service September 30, 2014. Additionally, the first phase of the Line 61 Mainline Expansion began service August 1, 2014. Collectively, these growth projects contributed to the increase in revenues during the fourth quarter over the comparable period in 2013.

	Three months ended		Twelve months ended
Liquids Systems Volumes	December 31,		December 31,
(thousand barrels per day)	2014	2013	2014	2013
Lakehead	2,187	1,918	2,113	1,816
Mid-Continent	222	195	200	201
North Dakota	362	200	318	171

Total	2,771	2,313	2,631	2,188

Natural Gas – Fourth quarter adjusted operating income for the Natural Gas segment was $0.7 million higher compared to the same period of 2013. The increase in adjusted operating income was attributable to higher storage margins resulting from the sale of liquids product inventory in our marketing business and lower operating and administrative expenses, partially offset by decreased gross margin due to lower NGL prices and lower natural gas throughput on our major systems.

	Three months ended		Twelve months ended
Natural Gas Throughput	December 31,		December 31,
(MMBtu per day)	2014	2013	2014	2013
East Texas	1,056,000	1,028,000	1,030,000	1,153,000
Anadarko	858,000	902,000	827,000	949,000
North Texas	297,000	292,000	293,000	317,000

Total	2,211,000	2,222,000	2,150,000	2,419,000

NGL Production
(Barrels per day)	2014	2013	2014	2013
Total System Production	86,136	84,288	83,675	88,236

MANAGEMENT REVIEW OF QUARTERLY RESULTS AND 2015 FINANCIAL GUIDANCE

Enbridge Partners will host a conference call at 10 a.m. Eastern Time on Thursday, February 19, 2015 to review its fourth quarter 2014 earnings and present its 2015 financial guidance. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at

http://edge.media-server.com/m/p/bbk49axk

A replay will be available shortly afterward. Presentation slides and condensed financial statements will also be available at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations

Webcast link: http://edge.media-server.com/m/p/bbk49axk

The audio portion of the live presentation will be accessible by telephone at (866)-318-8619 (Passcode: 26880896) and can be replayed until March 5, 2015 by calling (888) 286-8010 (Passcode: 75558254). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

	Three months ended		Twelve months ended
Adjusted Earnings	December 31,		December 31,
(Unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$214.1	$(16.8)	$371.8	$4.7
Noncash derivative fair value (gains) losses
-Liquids	(14.5)	(0.4)	(13.5)	3.9
-Natural Gas	(111.9)	(8.1)	(120.4)	3.6
-Corporate	26.8	20.9	100.1	21.7
Non-core asset impairment	11.9	—	11.9	—
Severance costs	4.2	—	4.2	—
Option premium amortization	(0.9)	2.7	(4.1)	4.7
Make-up rights adjustment	(2.0)	1.3	6.5	1.6
Deferred tax law adjustment	—	—	—	12.1
Line 6B incident expenses, net of recoveries	1.0	87.1	88.9	260.1
Sale of El Dorado tank farm	—	(17.1)	—	(17.1)
Accretion of discount on Series 1 preferred units	3.8	3.5	14.9	9.2

Adjusted net income	132.5	73.1	460.3	304.5
Less: Allocations to general partner	43.6	33.9	155.2	133.4

Adjusted net income allocable to common units and i-units	$88.9	$39.2	$305.1	$171.1
Weighted average common units and i-units (millions)	329.8	325.2	328.2	316.2

Adjusted net income per common unit and i-unit (dollars)	$0.27	$0.12	$0.93	$0.54

	Three months ended		Twelve months ended
Liquids	December 31,		December 31,

(Unaudited; dollars in millions)	2014	2013	2014	2013

Operating income	$321.6	$97.8	$938.9	$392.6
Line 6B incident expenses, net of recoveries	1.0	87.1	82.9	260.1
Noncash derivative fair value (gains) losses	(14.5)	(0.4)	(13.5)	3.9
Make-up rights adjustment	(2.3)	1.3	3.2	1.6
Severance costs	0.6	—	0.6	—

Adjusted operating income	$306.4	$185.8	$1,012.1	$658.2

	Three months ended		Twelve months ended
Natural Gas	December 31,		December 31,
(Unaudited; dollars in millions)	2014	2013	2014	2013
Operating income	$132.8	$9.8	$158.4	$55.4
Noncash derivative fair value (gains) losses	(146.9)	(8.1)	(158.4)	3.6
Option premium amortization	(1.2)	2.7	(5.2)	4.7
Non-core asset impairment	15.6	—	15.6	—
Severance costs	4.8	—	4.8	—

Adjusted operating income	$5.1	$4.4	$15.2	$63.7

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

	Three months ended		Twelve months ended
Adjusted EBITDA	December 31,		December 31,
(Unaudited; dollars in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$325.1	$269.9	$816.8	$1,212.4
Changes in operating assets and liabilities, net of cash acquired	30.3	(65.1)	379.8	(357.2)
Interest expense(1)	82.2	73.1	303.1	298.7
Income tax expense	3.5	1.2	9.6	18.7
Allowance for equity used during construction	9.4	17.9	57.2	43.1
El Dorado tank farm sale		(17.1)		(17.1)
Option premium amortization	(1.2)	2.4	(5.2)	4.4
Deferred tax law adjustment	—	—	—	(12.1)
Line 6B incident recoveries received	—	—	—	(42.0)
Other	(6.0)	21.0	(10.3)	(5.5)

Adjusted EBITDA	$443.3	$303.3	$1,551.0	$1,143.4

(1)	Interest expense excludes unrealized mark-to-market net losses of $26.8 million and $100.1 million for the three and twelve month periods ended December 31, 2014, respectively. Interest expense excludes unrealized mark-to-market net losses of $20.9 million and $21.7 million for the three and twelve month periods ended December 31, 2013, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the

Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels in regards to the construction of new assets.

Forward-looking statements regarding “drop-down” growth opportunities from Enbridge Inc. are further qualified by the fact that Enbridge Inc. is under no obligation to offer to sell us interests in its U.S. projects, and we are under no obligation to buy any such interests. Similarly, any forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests. As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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